VALENCE TECHNOLOGY, INC.
COMPLETES DEBT AND EQUITY
FINANCING


HENDERSON, Nev., July 28 /PRNewswire/ -- Valence Technology, Inc. (Nasdaq:
VLNC) today announces that it has completed private financing arrangements of up to $25 million, under which it has drawn down $2.5 million in debt and $7.5 million of convertible preferred stock.

Under the terms of the agreements, Valence sold 7,500 shares of newly designed Series A Convertible Preferred Stock for gross proceeds of $7.5 million. An affiliate of Castle Creek Partners, LLC, a Chicago-based technology investor, was the sole purchaser of the Series A Stock in a private placement and, upon Valence's achieving certain milestones, has made a commitment to purchase up to $7.5 million additional shares of Convertible Preferred Stock.

Simultaneously, Valence has arranged a guaranteed line of credit from Carl Berg, a director and principal shareholder of the Company, in an amount up to $10 million, under which it has already drawn down $2.5 million. Upon the Company's achieving certain milestones, Valence may draw down the balance of the funds.

The Series A Convertible Preferred Stock is convertible into shares of Common Stock at a premium of 20%. If the Company meets a certain milestone, the Series A Convertible Preferred Stock will be convertible at a variable price after twelve months from issuance. While the Series A Preferred Stock pays no dividend, it does accrete at an annual rate of 6% per year.

Both the debt and equity arrangements carry warrant coverages of 30% exercisable at a premium of 35%. Lev Dawson, Chairman, President and CEO, stated, "This is a good partnership for our investors and is intended to provide Valence with the financial resources to pursue implementation of our battery commercialization program."

"In addition to the above agreements, Valence will be receiving an advance of $1.7 million from the Industrial Development Board of Northern Ireland
(IDB)," added Dave Archibald, Vice President and CFO. "These agreements, combined with the IDB advance against our manufacturing equipment grants, greatly strengthen our balance sheet and enhance our financial stability."

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The information contained herein includes forward-looking statements that involve risks and uncertainties. In particular, the establishment, development and potential success of product development and production outcomes, as well as future draw downs under the financing arrangements described above, could differ materially from those presented here, depending on factors both within and outside Valence's control. These and other risk factors are described from time to time in Valence SEC reports, including on Form 10K for the year ended March 29, 1998, to which readers are referred.

Valence Technology, Inc. is engaged in the research and development of advanced rechargeable batteries based on lithium polymer technologies. The Company is traded on the Nasdaq National Market under the symbol VLNC. Valence can be found on the Internet at HTTP://WWW.VALENCE-TECH.COM.SOURCE Valence Technology, Inc.

Copyright PR Newswire. All rights reserved.